Exhibit 1.2

BYLAWS

OF

BANCO SANTANDER

CENTRAL HISPANO, S.A.

A Corporation Founded in 1857

S A N T A N D E R

Title I
NAME, REGISTERED OFFICE AND DURATION
OF THE COMPANY

                    Article 1.- The Company is named “BANCO SANTANDER CENTRAL HISPANO, S.A.”

                    This Company was founded in the city for which it was named, by means of a public instrument executed on March 3, 1856 before Notary Public José Dou Martínez; such public instrument was ratified and partially amended by another one dated March 21, 1857 and executed before Notary Public José María Olarán, of the above-mentioned capital city. The Company commenced operations on August 20, 1857.

                    As a result of the enactment of the Decree-Law dated March 19, 1874, whereby the circulation of a single paper currency was established in Spain, the privilege of issuing paper money which the Bank had and which it had exercised from the date it commenced operations expired. Thus, the Bank became a Credit Company [“Sociedad Anónima de Crédito”] pursuant to the provisions of the Law dated October 19, 1869. Such Credit Company took over the Assets and Liabilities of what had been, until that time, an issuing Bank. All of the foregoing was formalized by public instrument executed on January 14, 1875 before Notary Public Ignacio Pérez, of the City of Santander, which public instrument was recorded with the Commercial Registry of the Trade Promotion Section of the Government of the Province of Santander.

                    Since the last-mentioned date, the Bank has carried on its business activities without interruption by means of various amendments to its Bylaws, each of which were recorded with the Commercial Registry of Santander. Especially noteworthy is the merger of the Bank with Banco Central Hispanoamericano, S.A., which was approved by resolution of the shareholders at the General Shareholders’ Meetings of both entities on March 6, 1999. Since the above-mentioned date, the Bank has been governed by these Bylaws, the Companies Law [“Ley de Sociedades Anónimas”], and such other related or supplemental legal provisions as may be applicable at anytime.

                    Article 2.- The registered office of the Bank is located in the city of Santander, Paseo de Pereda, numbers 9-12, and may be changed within the same city by simple resolution of the Board of Directors.

                    Article 3.- The duration of the Company is indefinite.

Title II
SHARE CAPITAL

                    Article 4.- The share capital is 3,127,148,289.50 euros, represented by 6,254,296,579 shares having a nominal value of fifty euro cents each, all of which belong to the same class and series and are issued and fully paid up.

                    Under the provisions of the Companies Law, and with the exception of such cases as are therein contemplated, shareholders shall have at least the following rights:

                    a) The right to share in the distribution of corporate earnings and in the net assets resulting from liquidation.
                    b) The pre-emptive right to subscribe to the issuance of new shares or debentures convertible into shares.
                    c) The right to attend and vote at the General Shareholders’ Meetings and to challenge corporate resolutions.
                    d) The right to receive information.

                    In such manner as is set forth in legal and administrative provisions, the Company shall not acknowledge the exercise of voting rights arising from interests in Company held by persons who acquire shares thereof in violation of mandatory legal rules of any type or rank. Likewise, the Company shall make public, in such manner as determined by the above-mentioned regulations, the interest held by the shareholders in the capital of the Company, whenever the circumstances requiring such publication arise.

                    Any non-voting shares which may be issued shall also be regulated, specifically governed by the provisions of Article 90 et seq. of the Companies Law.

                    In cases of reduction of capital, the procedure contemplated in Article 170.3 of the Companies Law may be used.

                    Article 5.- Unpaid subscription amounts on partially paid-up shares shall be paid as provided by resolutions adopted by the Board of Directors. For such purposes, the Board of Directors shall establish the amount of each payment, the period within which it is to be made and other details, all of which shall be published in the Official Bulletin of the Commercial Registry [“Boletín Oficial del Registro Mercantil”].

                    Article 6.- Without prejudice to the effects of default as set forth by law, any late payment of unpaid subscription amounts shall bear, for the benefit of the Bank, such interest as is provided by law in respect of delays, starting from the day when payment is due and without any judicial or extra-judicial demand being required. In addition, the Bank shall be entitled to bring such legal actions as may be permitted by law in these cases.

                    Article 7.- The shares are represented in book-entry form, which book entries are governed by Law 24/1988 of July 28, on the Securities Market, Royal Decree 116/1992 of February 14, and such other provisions as may be applicable.

                    Article 8.- The shares are recorded in the central book-entry registry kept by the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear) [the Securities Registration, Clearing and Settlement Service].

                    Iberclear shall advise the Bank of transactions involving the shares and the Bank will keep its own registry including the identity of the shareholders.

                    Article 9.- Ownership and possession of the shares may be transferred in any of the manners provided for by Law.

                    All transfers of shares shall be made by means of book entries.

                    The registration of the transfer in favor of the transferee shall have the same effect as the delivery of the securities.

                    The creation of limited in rem rights or any other type of lien on the shares shall be recorded in the respective account in the registry.

                    Registration of a pledge is equivalent to the transfer of possession of the security.

                    Article 10.- The person whose name appears as the holder in the entries of the registry shall be deemed the legitimate holder thereof, and therefore, such person may require the Bank to provide the services which the shares entitle them to.

                    In the case of co-ownership and other instances of co-ownerships of rights to the shares, as well as in the case of usufruct, pledge and attachment of shares, the provisions of the Companies Law shall apply.

                    The exercise of voting rights may be assigned by the shareholder to a third party in such cases and under such conditions as permitted by Law.

                    In the event of a gratuitous loan (comodato) of shares, the rights inherent to the status of shareholder shall belong to the lender of the shares, except for the right to attend the General Shareholders’ Meeting and voting rights, which shall belong to the borrower to whom such rights shall have been granted. The exercise of such rights by the borrower shall be governed by the provisions on proxies contained in Article 106 of the Companies Law.

                    Shares which are jointly owned shall be registered in the stock ledger in the name of all the co-owners.

                    Whenever it is so deemed necessary, the legal standing to transfer and to exercise the rights arising from the shares or the limited in rem rights or liens created thereon may be evidenced by means of a certificate issued for such purpose.

                    In the event of persons or Entities formally acting as shareholders under a fiduciary agreement, trust, or any other similar title, the Bank may require such persons to provide the particulars of the beneficial owners of the shares, as well as information regarding all acts entailing the transfer of such shares or the creation of liens thereon.

                    Article 11.- The ownership of one or more shares entails compliance with the Bylaws of the Bank and the resolutions legally adopted by the shareholders acting at the General Shareholders’ Meeting and by the Board of Directors, without prejudice to the right to bring such actions as are legally provided for the purpose of challenging such resolutions.

Title III
CORPORATE PURPOSE

                    Article 12.- 1. The corporate purpose consists of:

a)	The conduct of activities and operations and the provision of services of any kind which are typical of the Banking business in general and which are permitted under current law.

b)	The acquisition, possession, enjoyment and disposition of all types of securities.

                    2. The activities that make up the corporate purpose may be carried out totally or partially in an indirect manner, in any of the manners permitted by Law and, in particular, through the ownership of shares or the holding of interests in Companies whose purpose is identical, similar, incidental or supplemental to such activities.

Title IV
CORPORATE DECISION-MAKING BODIES

                    Article 13.- The corporate decision-making bodies are the shareholders acting at a General Shareholders’ Meeting and the Board of Directors, which shall have such powers as are respectively assigned thereto in these Bylaws. Such powers may be delegated in such manner and to such extent as set forth herein.

CHAPTER 1
GENERAL SHAREHOLDERS’ MEETING

                    Article 14.- Unless otherwise provided by Law or the Bylaws, all matters within the powers of the shareholders shall be decided by majority of the shareholders acting at a duly called General Shareholders’ Meeting, and the resolutions adopted at such General Shareholders’ Meeting shall be binding on all shareholders, including absentee and dissenting shareholders, without prejudice to the rights and remedies of any kind granted to them by Law.

                    Article 15.- The holders of any number of shares registered in their name in the respective stock ledger five days prior to the date on which the

General Shareholders’ Meeting is to be held and who are current in the payment of capital calls shall be entitled to attend General Shareholders’ Meetings.

                    In the event of the division of ownership of the shares, the shares shall be represented by the shareholder having direct ownership of the shares or the bare owner thereof.

                    The members of the Board of Directors must attend the General Shareholders’ Meetings.

                    The Chair of the General Shareholders’ Meeting may authorize the attendance of any person that the Chair deems appropriate. However, the Shareholders acting at the Meeting may revoke such authorization.

                    Article 16.- The right to attend General Shareholders’ Meetings may be delegated to another shareholder eligible to attend in his own right.

                    Individual shareholders not enjoying full rights under civil law, and legal entities holding shares, may be represented by their duly authorized legal representatives. In such cases, as well as in the event a shareholder delegates his right to attend, no shareholder may have more than one representative at the General Shareholders’ Meeting.

                    Proxy representation conferred upon one who is legally ineligible to hold such proxy shall be null and void.

                    A proxy is always revocable.  Attendance at the Shareholders’ Meeting, whether physically or by casting a distance vote, shall be equivalent to the revocation of such proxy, regardless of the date thereof. A proxy shall also be rendered void by any transfer of shares of which the Company becomes aware.

                    Notwithstanding the provisions of Article 108 of the Companies Law, proxies shall be granted pursuant to the provisions of Article 106.2 of said Law.

                    When a proxy is granted by remote means of communication, it shall only be deemed valid if the grant is made:

                    a) by hand-delivery or postal correspondence, sending the Company the duly signed attendance card and proxy, or by other written means that, in the judgment of the Board of Directors recorded in a resolution adopted for such purpose, allows for due confirmation of the identity of the shareholder granting the proxy and of the representative being appointed, or

                    b) by electronic correspondence or communication with the Company, including an electronic copy of the attendance card and the proxy; such electronic copy shall specify the representation being granted and the identity of the party represented, and shall include the digital signature or other form of identification of the shareholder being represented, in accordance with the conditions set by the Board of Directors recorded in a resolution adopted for such purpose, to ensure that this system of representation includes adequate assurances regarding authenticity and the identity of the shareholder represented.

                    In order to be valid, a proxy granted by any of the foregoing means of remote communication must be received by the Company before midnight of the third day prior to the date the Shareholders’ Meeting is to be held on first call. In the resolution approving the call to the Shareholders’ Meeting in question, the Board of Directors may reduce the required notice period, disseminating this information in the same manner as it disseminates the announcement of the call to meeting. Pursuant to the provisions of Article 24.4 below, the Board may also expand upon the foregoing provisions regarding proxies granted by remote means of communication.

                    The proxy may include such items not included in the agenda which may be discussed in the Shareholders’ Meeting pursuant to the Law.

                    Article 17.- The attendees at the General Shareholders’ Meeting shall have one vote for each share which they hold or represent.

                    Shares to which no voting rights attach shall have this right in the specific cases set forth in the Companies Law.

                    Article 18.- In order to attend the General Shareholders’ Meeting, one must obtain the corresponding registered attendance card to be issued by the Office of the Secretary of the Bank with reference to the list of shareholders having the right to attend. This list shall be prepared and definitively closed five days prior to the date indicated in the call to the General Shareholders’ Meeting.

                    Article 19.- The General Shareholders’ Meetings may be Ordinary or Extraordinary and must be called by the Board of Directors.

                    The Ordinary General Shareholders’ Meeting, which shall be previously called for such purpose, must be held within the first six months of each fiscal year in order for the shareholders to review corporate management, approve financial statements from the prior fiscal year, if appropriate, and resolve upon the allocation of profits or losses from such fiscal year, as well as to approve, if appropriate, the consolidated financial statements, without prejudice to their power to debate and decide any other matter included in the agenda.

                    Any General Shareholders’ Meeting not provided for in the foregoing paragraph shall be deemed an Extraordinary General Shareholders’ Meeting and shall be called by the Board of Directors. In addition to those cases in which the Board of Directors deems it advisable in the best interest of the Company, an Extraordinary General Shareholders’ Meeting shall be called by the Board of Directors when shareholders holding at least five percent of the share capital so request, and such request sets forth the matters to be addressed at the Meeting.

                    If the General Shareholders’ Meeting is not called within the legal time limit, it may be called, at the request of the shareholders, and upon notice thereof being given to the Directors, by a Judge of the Court of First

Instance of the city where the registered office is located, who shall also designate the person who is to preside over such Meeting.

                    An Extraordinary General Shareholders’ Meeting shall also be called as provided above when it is so requested by shareholders holding at least five per cent of the share capital.

                    Article 20.- Notice of all types of Meetings shall be given by means of a public announcement in the “Official Bulletin of the Commercial Registry” and in one of the local newspapers having the largest circulation in the province where the registered office is located, at least fifteen days prior to the date set for the Meeting.

                    Article 21.- General Shareholders’ Meetings, both ordinary and extraordinary, shall be held at the place where the Company has its registered office on the date stated in the notice of the call to meeting, and all resolutions made therein shall be fully valid for all purposes when the minimum number of shares required by Law in each case is present.

                    Article 22.- The Chairman of the Board of Directors or, in his absence, the Vice Chairman serving in his stead per Article 33, and in the absence of both the Chairman and the Vice Chairman, the Director designated by the Board of Directors, shall preside over General Shareholders’ Meetings, and the General Secretary of the Company shall serve as Secretary. In the absence, incapacity, or vacancy of the Secretary, the Assistant Secretary shall serve in his stead, and in the absence of the Assistant Secretary, the Director designated by the Board of Directors.

                    The Chair shall declare the existence of a valid quorum for the Shareholders’ Meeting, direct debate, resolve any questions that may arise in connection with the agenda, end the debate when he deems that an issue has been sufficiently discussed, and in general, exercise all powers necessary for the proper organization and functioning of the General Shareholders’ Meeting.

                    Article 23.- Once the Presiding Committee is established and before taking up the Agenda, a list of attendees shall be drawn up, stating the nature or representation of each attendee and the number of their own or third party shares they represent. For purposes of a quorum, non-voting shares shall be counted only in the specific cases established in the Companies Law. At the end of the list, the number of shareholders present in person and by proxy shall be determined, indicating separately those who have voted from a distance pursuant to the provisions of Article 24, as well as the amount of capital stock they hold, specifying the capital represented by shareholders with voting rights. Thereafter, the items of the agenda shall be submitted to debate. Only such items as are included in the Agenda may be discussed and resolved upon, unless otherwise expressly provided by law.

                    During the Meeting, any shareholder entitled to attend the Shareholders’ Meeting may consult the list of attendees, but such request shall not require delaying or postponing the Meeting once the Chairman has called it to order, and the Chairman is not obligated to read the list or provide copies of thereof.

                    Article 24.-. 1. Shareholders entitled to attend may cast their vote on proposals relating to items on the Agenda for any General Shareholders’ Meeting by the following means:

                    a)          by hand-delivery or postal correspondence, sending the Company the duly signed attendance card and voting card (together with the ballot form provided by the Company, if any), or other written means that, in the judgment of the Board of Directors recorded in a resolution adopted for such purpose, allows for the due verification of the identity of the shareholder exercising his voting rights, or

                    b)          by electronic correspondence or communication with the Company, which shall include an electronic copy of the attendance card and voting card (together with the ballot form provided by the Company, if any); such electronic copy shall include the shareholder’s digital signature or other form of identification of the shareholder, in accordance with the conditions set by the Board of Directors recorded in a resolution adopted for such purpose to ensure that this system of voting includes adequate assurances regarding the authenticity and identity of the shareholder exercising his vote.

                    In order to be valid, a vote cast by any of the aforementioned means must be received by the Company before midnight on the third day prior to the date the Shareholders’ Meeting is to be held on first call. In the resolution issuing the call to the Shareholders’ Meeting in question, the Board of Directors may reduce the required notice period, disseminating this information in the same manner as it disseminates the announcement of the call to meeting.

                    2.          Shareholders casting their vote from a distance pursuant to the provisions of this Article shall be deemed present for the purposes of constituting a quorum for the Shareholders’ Meeting in question. Therefore, any proxies granted prior to the casting of such vote shall be deemed revoked and any such proxies thereafter granted shall be deemed invalid.

                    3.          Any vote cast from a distance as set forth in this Article shall be rendered void by physical attendance at the Meeting by the shareholder who cast such vote or by a transfer of shares of which the Company becomes aware.

                    4.          The Board of Directors may expand upon the foregoing provisions, establishing such instructions, rules, means and procedures to document the casting of votes and grant of proxies by remote means of communication as may be appropriate to the state of the technology, and conforming to any regulations issued in this regard and to the provisions of these Bylaws. Any implementing rules adopted by the Board of Directors pursuant to the provisions hereof shall be published on the Company’s website.

                    Furthermore, in order to prevent potential deception, the Board of Directors may take any measures required to ensure that anyone who has cast a distance vote or granted a proxy is duly empowered to do so pursuant to the provisions of these Bylaws.

                    5.          Remote attendance at the Shareholders’ Meeting via simultaneous teleconference and the casting of a remote, electronic vote while the Shareholders’ Meeting is in session may be allowed if the Regulations for the General Shareholders’ Meeting so provides, subject to the requirements set forth therein.

                    In such case, the Regulations for the General Shareholders’ Meeting may confer upon the Board of Directors the power to determine when the state of the technology permits, with the adequate assurances, remote attendance at the Shareholders’ Meeting via simultaneous teleconference and the casting of a remote, electronic vote while the Shareholders’ Meeting is being held. Furthermore, the Regulations for the General Shareholders’ Meeting may give the Board of Directors the power to set regulations regarding all required procedural aspects thereof, including, among other issues, how early a shareholder must connect in order to be deemed present, the procedure and rules applicable for shareholders attending remotely to exercise their rights, the identification that may be required of remote attendees and their impact on how the list of attendees is compiled; such regulations shall maintain due regard for the law, the Bylaws and the Regulations for the General Shareholders’ Meeting.

                    Article 25.- All resolutions made at the General Shareholders’ Meetings shall be valid and, of course, executive and binding upon all shareholders from the date of the approval of the minutes in which such resolutions are recorded, which approval shall be given in such manner as required by current legislation. All of the foregoing shall be without prejudice to the rights and remedies which may accrue to the persons having legal standing to challenge any such resolutions under applicable law.

                    Voting shall be public, and all resolutions shall be adopted by a majority of capital having the right to vote whose holders are present at the Meeting in person or by proxy, unless otherwise provided by law or these Bylaws.

                    Article 26.- The shareholders shall be entitled to information as provided by law. The Directors shall be required to provide such information as requested by the shareholders in the form and by the deadlines provided by law, except in cases in which this would be legally inappropriate and particularly when, in the judgment of the Chairman, publication of this information would be prejudicial to the Company’s interests. This last exception shall not apply when such request is supported by shareholders who represent at least one-fourth of the Company’s share capital.

                    In the case of the ordinary General Shareholders’ Meeting and such other cases as established by law, the notice of the call to meeting shall indicate appropriate information with respect to the right to examine the documents to be submitted for the approval of the shareholders acting at the Meeting and any reports required by law at the Bank’s registered office, and to obtain them immediately and free of charge.

                    Article 27.- The minutes of the Meeting may be approved by the shareholders themselves at the end of the Meeting or, absent such approval,

by the Chairman and two Inspectors, one representing the majority and the other, the minority, within a period of fifteen days thereafter.

                    Once the minutes have been approved, they shall be entered in the corresponding book and shall be signed by the Secretary to the Meeting, with the approval being set forth therein by the person acting as Chairman.

                    The Board of Directors may require the presence of a Notary to draw up the minutes of the Meeting and shall be required to do so whenever, upon five days’ notice prior to the date when the Meeting is to be held, it is so requested by shareholders representing at least one per cent of the share capital. In both cases, the notarial certificate shall serve as the minutes of the Meeting.

                    The Secretary, and if applicable, the Assistant Secretary, with the approval of the Chairman, or if applicable, of the Vice Chairman, shall have the power to issue certifications of the minutes and resolutions of the Meetings.

                    Article 28.- The shareholders acting at the General Shareholders’ Meeting may adopt all kinds of resolutions relating to the Company, with the following powers being specifically reserved to them:

I.
Approval of Regulations for the General Shareholders’ Meeting that, subject to the provisions of Law and the Bylaws, shall govern the call, organization, information about, attendance at and holding of the General Shareholders’ Meeting, as well as the exercise of voting rights on the occasion of the call and holding of such Meetings.

II.
Appointment and removal of Members of the Board of Directors, as well as ratification or revocation of interim appointments of such Directors by the Board itself, and examination and approval of their performance.

III.	Appointment of the Auditors.

IV.	Approval, if appropriate, of the annual financial statements and resolutions on the allocation of earnings, as well as approval, also if appropriate, of the consolidated annual financial statements.

V.	Resolutions on the issuance of debentures, any capital increase or decrease, the transformation, merger, split-off or dissolution of the Company and, in general, any amendment to the Bylaws.

VI.	Authorizing the Board of Directors to increase the capital stock, pursuant to the provisions of Article 153.1.b of the Companies Law.

VII.	Conferral upon the Board of Directors of such powers as they deem advisable for unforeseen events .

VIII.	Deciding upon matters submitted to the shareholders at the General Shareholders’ Meeting by resolution of the Board of Directors.

IX.
Deciding on the application of consistent compensation systems for the delivery of shares or rights thereto, as well as any other compensation system referencing the value of the shares, regardless of who the beneficiary of such compensation systems may be.

X.	Deciding, if appropriate, on all matters not specifically set forth in the Bylaws that are not within the exclusive competence of the Board of Directors.

CHAPTER 2
BOARD OF DIRECTORS

                    Article 29.- The Board of Directors is responsible for the management, administration and representation of the Company in all activities included in the corporate purpose, and has the powers conferred upon it by Law and these Bylaws.

                    Article 30.- The Board of Directors shall be composed of a minimum or fourteen Directors and a maximum of thirty, to be appointed by the shareholders at the General Shareholders’ Meeting.

                    One-third of the positions on the Board shall be renewed annually, for which purpose the length of service on such positions, on the basis of the date and order of the respective appointment, shall be observed. In other words, a Director shall be in office for three years. Directors who cease to hold office may be re-elected.

                    All vacancies on the Board of Directors which occur for whatever reason during the period of time for which the Directors were appointed may be filled by shareholders on an interim basis, upon resolution made by the Board of Directors, until the shareholders acting at the next General Shareholders’ confirm or revoke such appointment. In the first-mentioned case, the Director so designated shall cease to hold office on the date on which his predecessor would have done so.

                    Article 31.- Subject to such limitations as may be established bylaw, any person is eligible to hold office as a Director of the Company, without the need that such person be a shareholder.

                    A Director holding office as such may hold any other position or perform any other duties in the Company.

                    Article 32.- 1. The Directors shall be liable to the Company, to the shareholders, and to the Company’s creditors for any damages they may cause by acts or omissions contrary to Law or to the Bylaws or by any acts or omissions contrary to the duties inherent in the exercise of their office.

                    2.  All the members of the Board of Directors who carried out such act or adopted the prejudicial resolution shall be jointly and severally liable, except for those members who can prove that, not having participated in the adoption and execution of such act or resolution, they were unaware of its existence, or, if aware of it, did all that was appropriate to avoid the damage caused, or at least expressly opposed it.

                    3.  Under no circumstance shall the fact that the prejudicial act or resolution was approved, authorized or ratified by the shareholders at the General Shareholders’ Meeting be considered grounds for a release from liability.

                    Article 33.- The Board of Directors shall appoint from among its members a Chairman and also one or more Vice Chairmen; any such Vice Chairmen shall be consecutively numbered. The Chairman and the Vice Chairman or Vice Chairmen shall be appointed to hold office for an indefinite period. The appointment of the Chairman shall require the favorable vote of two-thirds of the Directors.

                    In the absence of a Chairman and Vice Chairmen, the duties of the Chairman shall be performed by the corresponding Director in numerical sequence, upon resolution made by the Board of Directors.

                    Article 34.- The Chairman of the Board of Directors shall be considered as the highest executive in the Company, and shall be vested with such powers as are required to hold office in such capacity. Among other powers and duties set forth in these Bylaws, the Chairman of the Board of Directors shall have the following:

ONE:	To ensure that the Bylaws are fully complied with and that the resolutions adopted at the General Shareholders’ Meeting and by the Board of Directors are duly carried out.

TWO:	To be responsible for the overall control of the Bank and all services thereof.

THREE:	To hold discussions with the Managing Director and the General Managers in order to inform himself of the progress of the business.

                    Article 35.- The Board of Directors shall meet whenever the Chairman so decides, either on his own initiative or at the request of a minimum of three Directors.

                    Meetings of the Board of Directors may be attended by any person invited by the Chairman.

                    Article 36.- Meetings of the Board of Directors shall be called by the Secretary, or if applicable, by the Assistant Secretary, in compliance with the instructions received from the Chairman.

                    The Board of Directors shall hold its meetings at the place indicated in the call to meeting. On an exceptional basis, if no Director is opposed, the Board Meeting may be held in several rooms or at several sites connected by videoconferencing or teleconferencing. All Directors present or represented who participate in the videoconference or teleconference shall be deemed to have attended the Meeting. The Board may also act without a meeting, in writing, provided no Director is opposed to doing so.

                    In order for there to be a valid quorum of the Board of Directors, more than half the Directors must be present or represented. To this end, the Directors may grant a proxy for each meeting, in writing, to any other Director to represent them therein for all purposes, and one Director may hold several proxies.

                    Resolutions shall be adopted by the absolute majority of Directors present at the Meeting, unless the law or these Bylaws require a supermajority. The Regulations of the Board of Directors may require a majority greater than the majority required by law or these Bylaws for certain matters. The Chairman shall have the tie-breaking vote.

                    Regardless of the provisions herein contained regarding the Executive Committee, the Board of Directors may delegate powers to one or more of its members, whom the Board of Directors may or may not call Managing Directors or in any other manner that it deems appropriate, subject to the requirements and except for the limitations established by Law.

                    All resolutions adopted by the Board of Directors shall be recorded in minutes contained in a special book, authorized under the signature of the Chairman and the Secretary. The Secretary, or in his absence, the Assistant Secretary, shall issue, with the approval of the Chairman or, if applicable, of the Vice Chairman, all certificates to be issued with respect to such book.

                    The duties of Secretary shall be performed by the General Secretary of the Company, who may be replaced by the Assistant Secretary, and who need not be Directors to perform such duties. Where applicable, they shall be replaced by such Director as the Board may appoint from among those in attendance at the corresponding meeting. The Board of Directors may also decide that any employee of the Company serve as a substitute on an interim basis.

                    Any and all of the Chairman, the Vice Chairman or Vice Chairmen, the Managing Director(s) and the Secretary of such collective decision-making bodies shall be permanently authorized, on a joint and several basis, to record as public instruments the resolutions adopted by the Board of Directors, the Executive Committee or any other committee that may be created, the foregoing being without prejudice to the express authorization prescribed in Article 108 of the Regulations of the Commercial Registry.

                    Article 37.- With the exception of such powers as are granted by these Bylaws to the shareholders acting at the General Shareholders’ Meeting, the Board of Directors has the broadest powers with regard to the management, administration and representation of the Company. Consequently, it may adopt resolutions of any kind and carry out and enter into whatever acts and contracts it deems appropriate in order to accomplish the corporate purpose, subject always to the provisions of applicable law.

                    Furthermore, the Board of Directors shall have the following specific powers:

I.
To prepare and, if applicable, approve and modify such regulations as are required for the application of these Bylaws and the internal governance of the Bank, except for those which fall within the powers of the shareholders at the General Shareholders’ Meeting as provided by Law or these Bylaws. Specifically, the Board of Directors shall be responsible for approving its own Regulations, which may include, where applicable, the basic rules for the organization and operation thereof, as well as the rules of conduct of its members. The Board of Directors may, if it deems it appropriate, specify rules concerning withdrawal from office due to age reasons, incompatibilities additional to those prescribed by law, duties of Directors or any other issues that the Board deems fit.

II.	To decide on all proposals to be made for tendering debt, collections and for taking over companies.

III.	To freely resolve upon the investment of the Bank’s own funds in such manner as the Board deems appropriate.

IV.	To issue resolutions regarding the establishment, termination or transfer of Branches, Agencies, Services, Delegations and Representative Offices of the Bank, both within the country and abroad.

V.	To establish the general and special conditions applicable to discounts, loans, deposits, guarantees and bonds and transactions of any kind whatsoever, pursuant to the applicable legal provisions.

VI.	To decide on the granting of loans and the opening and closing of checking accounts, as well as the acceptance and return of every type of guarantee.

VII.	To direct the subscription, acquisition, purchase, exchange, pledge and sale of public securities, shares, debentures, bonds and warrants.

VIII.	To acquire, dispose of, lease as lessor or lessee, in any manner permitted by Law, personal and real property of any kind whatsoever.

IX.	To construct buildings and premises for the Bank, make declarations regarding new constructions, group together and divide real property, and exercise the rights of first refusal and redemption.

X.
To constitute, modify, accept and cancel in personam and in rem rights without any limitation whatsoever, including the right to create mortgages and distribute liabilities among the mortgaged property.

XI.
To make resolutions, under such conditions as set forth by Law, on payments on account of dividends in respect of earnings actually obtained, subject to the resolution regarding the declaration and payment of such dividends to be made in due course at the General Shareholders’ Meeting.

XII.	To prepare the annual Financial Statements, the management report and the proposed allocation of profits or losses, and, if applicable, the consolidated financial statements and management report, and to submit a proposal to the shareholders at the General Shareholders’ Meeting regarding the appointment of the Auditors.

XIII.	To resolve upon the call of ordinary and extraordinary General Shareholders’ Meetings.

XIV.	To set management fees.

XV.
To accept the resignation of the Directors, subject to the duty to report thereon to the shareholders at the General Shareholders’ Meeting and subject also to the definitive resolutions that the shareholders may adopt regarding the acceptance of the resignation and the coverage, should such be the case, of the vacancy that has occurred, which may be filled, on an interim basis, by such person as may be appointed by the Board of Directors itself.

XVI.	To incorporate civil and commercial companies, partnerships and corporations of any kind.

XVII.	To grant interests in or options on financial or commercial transactions, be they already under way or to be made in the future, without limitations as to time.

XVIII.
To appoint and remove, without distinction as to rank and without any exception whatsoever, all officers and employees of the Bank, and to establish their respective sphere of competence, powers, duties, salaries and bonuses. Consequently, the Board may, under this authority, appoint one or more General Managers, as well as the General Secretary and the Assistant Secretary of the Company.

XIX.
To appoint those persons whom the Board shall direct to appear before Courts of Law in order to make depositions in all civil, labor, administrative and administrative litigation proceedings or before any other kind of authority.

XX.
To grant powers of attorney to Lawyers or other persons in order that they may appear on the Bank’s behalf before any domestic or foreign authority, Courts and Tribunals of all kinds – including those having special jurisdiction of  any kind whatsoever -, corporations governed by public law, companies and individuals, by filing legal actions, defenses, claims and appeals of any kind that the Bank may avail itself of and by representing the latter in any and all actions, lawsuits or proceedings in which the Bank may have an interest, with the attorneys so appointed having the authority to make waivers, settlements and admissions to claims, and to receive such amounts as are determined by final and conclusive judgments or in the course of the execution thereof, as well as to ratify any and all written documents, even if it should be necessary to do so personally.

XXI.
In order to deal with the matters within its competence more efficiently and rapidly, the Board of Directors may create an Executive Committee and establish the powers, obligations and functions that such Executive Committee shall have. The Chairman of the Board of Directors must necessarily be one of the members of such

Executive Committee, which he shall preside over. The other members of the Committee shall be elected or chosen by the Board of Directors from among its members.

In addition, the Board of Directors may create other Committees of a technical nature, providing for their powers, obligations and operation.

XXII.
To delegate, pursuant to the provisions of Article 36, all or any of its powers that by their nature may be delegated to the Executive Committee, if such Committee exists, or to one or more Managing Directors.

Regardless of such delegations, the Board of Directors may grant such powers as it may deem advisable, to be exercised jointly or individually, to other Directors, shareholders, Bank employees, and even to third parties, recording such powers in the pertinent public instruments.

XXIII.	To enter into settlements with regard to property and rights, as well as submit any issues or disputes that may affect the Company to the decision of arbitrators or amiable compositeurs.

XXIV.	To resolve any questions regarding the interpretation of these Bylaws and to correct any omissions.

                    The list of powers included in this article is not restrictive, for the powers of the Board of Directors shall include all those which are not specifically reserved by Law or these Bylaws to the shareholders acting at the General Shareholders’ Meeting.

                    Article 38.- The Board of Directors, and, if applicable, the Executive Committee and the General Management of the Bank, shall receive, in consideration for the performance of their duties and as a joint share in the income for each fiscal year, an amount equal to five percent thereof, provided, however, that the Board may resolve that such percentage be reduced in those years in which it so deems it justified. In addition, the Board of Directors shall distribute the resulting payment among the recipients in such manner and amount as may be resolved annually with respect to each of them.

                    In order to determine the specific amount corresponding to such share, the percentage decided upon shall be applied to the earnings for the fiscal year.

                    In any event, in order for this share of the Board of Directors to be deducted, all priorities established by current legislation must be satisfied.

                    Regardless of the foregoing, the members of the Board of Directors and the Executive Committee shall be entitled to collect attendance fees, as well as such compensation as may be applicable to the performance of their duties within the Company other than those of a Director.

                    Following a resolution adopted by the shareholders at the General Shareholders’ Meeting in such manner as provided by law, the Directors may also receive compensation in the form of shares or options thereon, or by any other compensation system which references share value.

                    Article 39.- An Executive Committee, composed of a minimum of five members and a maximum of twelve, all of them belonging to the Board of Directors, shall exercise the powers delegated to it by the latter, without prejudice to the supervisory and corporate management control functions of the Board of Directors. The Executive Committee may, in turn, delegate such powers as may be necessary for such purpose.

                    The Executive Committee shall meet whenever called by its Chairman or the Vice Chairman acting in his place, and any person from inside or outside the Company may attend its meetings in order to be heard by the Executive Committee when such person is called by resolution of the Committee itself or its Chairman for such purposes as may be determined in relation to any particular issue.

                    The Secretary shall be designated by the Board of Directors, and may or may not be a Director. The Board shall also decide on the person who shall replace the Secretary in the event of absence, sickness or inability thereof for as long as such circumstances prevail.

                    The Executive Committee shall be considered duly established upon the presence, in person or by proxy, of at least one-half of its members. The Executive Committee shall adopt its resolutions by the majority vote of the members present in person or by proxy, and the Chairman shall have the tie-breaking vote. The members of the Committee may grant a proxy to another member; however, no member may represent more than two persons, in addition to himself.

                    The resolutions of the Committee shall be recorded in a minute book, and each resolution shall be signed by the Chairman and the Secretary, or if applicable, by such persons as may have acted in such capacity at the relevant meeting, pursuant to the provisions of these Bylaws.

                    Article 40.- An Audit and Compliance Committee shall be established within the Board of Directors. Such Audit and Compliance Committee shall be composed of a minimum of four Directors and a maximum of seven, who shall be appointed by the Board of Directors. The majority of the members of the Audit and Compliance Committee shall be non-executive Directors, such being understood to be those directors who do not hold management responsibilities within the Company or the Group and whose activity is confined to the supervisory and collective decision-making functions which are inherent in the position of Director.

                    The Chairman of the Audit and Compliance Committee shall be elected by the Board of Directors from among the non-executive Directors mentioned in the preceding paragraph and shall be replaced every four years. The Chairman may be re-elected after one year has elapsed since he ceased to hold office. The Audit and Compliance Committee shall also have a Secretary, which office shall be held by the General Secretary of the Company, who, if not a Director, may participate but not vote at meetings of the Audit and Compliance Committee.

                    The Audit and Compliance Committee shall have at least the following powers and duties:

I.	To report, through its Chairman and/or Secretary, to the shareholders at the General Shareholders’ Meeting on issues raised therein by the shareholders regarding matters within their powers.

II.	To propose to the Board of Directors, for submission to the shareholders at the General Shareholders’ Meeting, the designation of the Auditor referred to in Article 204 of the Companies Law.

III.	To supervise the internal audit services.

IV.	To be aware of the financial reporting procedure and the internal control systems.

V.
To maintain a relationship with the Auditor in order to receive information on any issues that might risk the independence thereof and any other issues relating to the development of the audit procedure, and maintain with the Auditor all other communications contemplated in the legislation governing audits and in technical audit standards.

                    The Audit and Compliance Committee shall meet as many times as it is called by resolution of the Committee itself or its Chairman and at least four times per year. Any member of the Company’s management team or personnel required to do so must attend meetings of the Committee and offer their cooperation and access to all information in their possession. The Auditor may also be required to attend such meetings. One of the meetings of the Audit and Compliance Committee must be devoted to assessing the efficiency of, and compliance by the Company with, the rules and procedures of governance, and to preparing the information to be approved by the Board of Directors and to be included as part of the annual public documents.

                    A quorum for the Audit and Compliance Committee shall be validly established upon the presence, in person or by proxy, of at least one-half of its members, and shall adopt its resolutions by the majority vote of those present in person or by proxy. The Chairman shall have the tie-breaking vote. Members of the Committee may grant a proxy to another member, but no member may represent more than two persons, in addition to himself. The resolutions of the Audit and Compliance Committee shall be recorded in a minute book, and each resolution shall be signed by the Chairman and the Secretary.

                    Acting through its Chairman, the Audit and Compliance Committee shall report to the Board of Directors at least twice a year.

                    The Audit and Compliance Committee may also seek external advice.

                    The Board of Directors shall have the power to develop, enlarge upon and complete the regulations governing the composition, operation and scope of action of the Audit and Compliance Committee with respect to all matters not specifically provided for in these Bylaws, with due observance of the provisions hereof and the Law.

Title V
FISCAL YEAR AND ANNUAL FINANCIAL STATEMENTS

                    Article 41.- The Company’s fiscal year shall coincide with the calendar year, commencing on the first of January and ending on the thirty-first of December.

                    Within a maximum period of three months from the closing date of each fiscal year, the Board of Directors shall prepare the annual financial statements, which shall include the Balance Sheet, the Profit and Loss Statement and the Annual Report, as well as the management report and proposed allocation of profits or losses, and, if applicable, the consolidated financial statements and management report.

                    These documents shall be submitted to the Auditors for review.

Title VI
EARNINGS AND ALLOCATION THEREOF

                    Article 42.- The earnings for the year shall be primarily allocated to covering general expenses, repayments of all kinds, reasonable write-downs of doubtful receivables, interest, and any other items which involve a reduction in corporate assets.

                    Once the allocations referred to in the preceding paragraph have been carried out and the required amount has been deducted to pay all applicable taxes, the remaining amount shall constitute the earnings for the fiscal year, which shall be distributed as follows:

1)	The sum needed to furnish the compulsory Reserves with the legally-required amounts.

2)	The amount which the Board considers appropriate to assign to Voluntary Reserves and Pension Funds.

3)
After setting aside the amount which should be carried forward, if the Board considers it advisable to do so, the remaining amount will be distributed among the shareholders subject to the limitations established by Law. With respect to shares without voting rights, the compensation system provided for in the Companies Law shall apply, and they shall receive a minimum annual dividend equal to five (5) percent of paid-up capital for each of such shares.

                    Article 43.- The shareholders acting at the General Shareholders’ Meeting shall make resolutions regarding the amount, time and form of payment of the dividends, which shall be distributed among the shareholders in proportion to their paid-up capital.

                    The shareholders at the General Shareholders’ Meeting and the Board of Directors may make resolutions as to the distribution of dividends on account, subject to such limitations and in compliance with such requirements as are established by Law.

Title VII
DISSOLUTION AND LIQUIDATION OF THE BANK

                    Article 44.- The Company shall be dissolved in such circumstances and subject to such requirements as are set forth in the current Companies Law and related and supplemental legal provisions. Once the Company has been dissolved and except in the event of merger, total split-off or any other kind of general assignment of Assets and Liabilities, the rules of liquidation established by the Companies Law and other applicable legal provisions shall be observed.

Title VIII
GENERAL PROVISIONS

                    Article 45.- The shareholders, as well as the Company, hereby waive the jurisdiction otherwise applicable to them and expressly and irrevocably subject themselves to the jurisdiction of the courts sitting in the place of the registered office of the Bank.

                    Article 46.- Without prejudice to the provisions of these Bylaws with respect to voting by proxy, distance voting, and attendance at Shareholders’ Meetings via teleconference, any required or voluntary communications and information among the Company, its shareholders, and its Directors, regardless of the party issuing or receiving them, may be effected by electronic or data-transmission means, except in the cases expressly excluded by law and respecting at all times the guarantees of security and the rights of shareholders, to which end the Board of Directors may establish appropriate technical mechanisms and procedures, which it shall publish on the Company’s website.

                    Article 47.- These Bylaws may only be amended at the General Shareholders’ Meeting pursuant to such provisions as are established by law and these Bylaws.

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